SECOND SUPPLEMENTAL INDENTURE

This Supplemental Indenture, dated as of October 24, 2025 (this “Supplemental Indenture”), is among Weatherford International, LLC, a Delaware limited liability company (“Weatherford Delaware”) and a subsidiary of Weatherford International plc, an Irish public limited company (the “Parent Guarantor”), Weatherford International Ltd., a Bermuda exempted company limited by shares (the “Issuer”), the Parent Guarantor, and UMB Bank, N.A., as trustee under the Indenture referred to herein (in such capacity, the “Trustee”).
W I T N E S S E T H:

WHEREAS, the Issuer, the Parent Guarantor, Weatherford Delaware, certain other Guarantors, and the Trustee have heretofore executed and delivered an Indenture, dated as of October 6, 2025, as amended and supplemented by the supplemental indenture dated as of October 6, 2025 (collectively and as may be further amended, supplemented, waived or otherwise modified from time to time, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 6.750% Senior Notes due 2033 of the Issuer (the “Notes”);

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, the Parent Guarantor, Weather- ford Delaware, and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Holder to add any entity as a co-issuer of the Notes, and to the extent such entity was a Guarantor prior to such addition, concurrently release the Guarantee of such entity.

WHEREAS, the Issuer desires to amend and supplement the Indenture to evidence the addition of Weatherford Delaware as a co-issuer of the Notes and concurrently release the Guarantee of Weatherford Delaware; and
WHEREAS, the Issuer has delivered to the Trustee, and the Trustee has received, accepted and approved from the Issuer, an Officers’ Certificate and an Opinion of Counsel in accordance with Sections 9.1, 9.5, 11.3 and 11.4 of the Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Weatherford Delaware, the Issuer, the Parent Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
Article I.    Definitions

Section 1.01 Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
Article II.    Agreement to Co-Issue

Section 2.01    Agreement to become a Co-Issuer. Weatherford Delaware hereby agrees to become a co- issuer of the Notes and a co-obligor of any and all of the Issuer’s obligations under the Indenture and the

Notes, on the same terms and subject to the same conditions as the Issuer, on a joint and several basis. Unless the context otherwise requires, all references to the Issuer, as the issuer of the Notes in the Indenture and the Notes, shall be to the Issuer and Weatherford Delaware, jointly, as co-issuers of the Notes.

Article III.    Release of Guarantee
Section 3.01    Release of Guarantee. The Guarantee of Weatherford Delaware under the Indenture is hereby unconditionally released in accordance with Section 9.1 of the Indenture.

Article IV.    Miscellaneous

Section 4.01 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.02 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.
Section 4.03 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trus- tee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental In- denture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by Weatherford Delaware and the Trustee makes no representation with respect to any such matters.

Section 4.04 Counterparts. This Supplemental Indenture may be executed in two or more counter- parts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Supplemental Indenture or any document to be signed in connection with this Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 4.05 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
Section 4.06 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Weatherford Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WEATHERFORD INTERNATIONAL, LLC,
as Co-Issuer

/s/ Maximiliano A. Kricorian
Name: Maximiliano A. Kricorian
Title:    Vice President and Treasurer

WEATHERFORD INTERNATIONAL LTD.,
as Issuer

/s/ Maximiliano A. Kricorian
Name: Maximiliano A. Kricorian
Title:    Vice President and Treasurer

WEATHERFORD INTERNATIONAL PLC,
as Parent Guarantor

/s/ Maximiliano A. Kricorian
Name: Maximiliano A. Kricorian
Title:    Vice President and Treasurer

[Signature Page to Supplemental Indenture]

UMB BANK, N.A., as Trustee

/s/ Shazia Flores
Name:     Shazia Flores
    Vice President

[Signature Page to Supplemental Indenture]